Exhibit 10.9

THIS TRANSACTION AND ADVISORY FEE AGREEMENT (this “Agreement”), dated as of May 31, 2007, is entered into by and among Neff Corp., a Delaware corporation (the “Company”), Lightyear Capital LLC, a Delaware limited liability company (the “Lightyear Manager”), Norwest Equity Partners VIII, LP, a Delaware limited partnership (the “Norwest Manager”) and General Electric Pension Trust, a New York common law trust (the “GE Manager”, and collectively with the Lightyear Manager and the Norwest Manager, the “Managers”) .

W I T N E S S E T H:

WHEREAS, the Managers have expertise in the areas of finance, strategy, investments and acquisitions relating to the Company and its business and have facilitated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 31, 2007 (the “Merger Agreement”), by and among Neff Corp., LYN Holdings LLC (“LYN Holdings”), LYN Holdings Corp. and LYN Acquisition Corp., and certain other related transactions (collectively, the “Transactions”) through their provision of financial and structural analysis, due diligence investigations, operational review and other advice and negotiation assistance with all relevant parties to the Transactions;

WHEREAS, the Company believes that having Lightyear Fund II, L.P. (an affiliate of the Lightyear Manager), the Norwest Manager and other affiliated investment funds of the GE Manager (collectively, the “Funds”) as indirect stockholders of the Company will be of substantial benefit to the Company and that the Managers’ provision of the activities described above has been of substantial benefit to the Company and warrants payment of the fees described in this Agreement. The Company also desires to avail itself, for the term of this Agreement, of the expertise of the Managers in these areas, and the Managers are willing to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below; and

WHEREAS, the rendering by the Managers of the services described in this Agreement and the investments by the Funds, as described above, is being made on the basis that the Company will pay the fees described below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Transaction and Advisory Fee. In consideration of the Lightyear Manager undertaking the financial and structural analysis, due diligence investigation, operational review, other advice and negotiation assistance necessary in order to enable the Transactions to be consummated and to enable the Lightyear Fund II, L.P. to acquire indirect interests in the Company, the Company will pay to the Lightyear Manager, by wire transfer of immediately available funds to the bank account designated by the Lightyear Manager in writing prior to the date on which such payment is to be made, an aggregate transaction and advisory fee of $2,500,000 payable at the Closing (as such term is defined in the Agreement).

SECTION 2. Appointment.The Company appoints the Managers to render the monitoring, advisory and consulting services described in Section 3 (the “Services”) for the term of this Agreement.

SECTION 3. Services. The Managers each agree that during the term of this Agreement, they will render to the Company, by and through themselves, their respective affiliates and their respective officers, employees and representatives as each Manager in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder will not include investment banking or other financial advisory services rendered by the Managers or their affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. The Managers may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary and the Managers or their relevant affiliates.

SECTION 4. Advisory Fee.

(a) In consideration of the Services being provided by the Managers, the Company will pay to each Manager an aggregate annual fee (the “Advisory Fees”) set forth opposite each such Manager’s name on Schedule A hereto in cash. The Advisory Fees will be payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by each Manager, commencing at the Effective Date (as defined below) and continuing through the Termination Date (as defined below). Any Advisory Fees for the first calendar year of this Agreement will be prorated for the period of such year commencing at the Effective Date. Any Advisory Fees for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date.

(b) To the extent the Company cannot pay the Advisory Fees for any reason, including by reason of the restrictions imposed in connection with any debt financing of the Company or its subsidiaries, the payment by the Company to each Manager of such Manager’s accrued and payable Advisory Fee will be deferred until the earlier of (i) total or partial liquidation, dissolution or winding up of the Company, any bankruptcy, reorganization, insolvency, receiver or similar proceeding relating to the Company or its assets and (ii) the first date of payment of such deferred Advisory Fee that is not otherwise prohibited under any contract applicable to the Company and that is otherwise able to be made. Any installment of an Advisory Fee not paid on the scheduled due date will bear interest at an annual rate of ten percent (10%), compounded quarterly, from the date due until paid.

(c) In the event the Company enters into an acquisition or business combination transaction with another entity that is large enough to constitute a “significant subsidiary” of the Company under any of the relevant tests contained in Regulation S-X as promulgated by the

Securities and Exchange Commission (“SEC”), the Company and the Managers will mutually agree, following good faith negotiations, on an appropriate increase in the Advisory Fee as warranted by the increase in the Company’s size. Such increase will be based on the percentage increase in the Company’s EBITDA (as customarily defined) determined on a pro forma basis giving effect to such business combination transaction.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse the Managers, the Funds and their respective affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by the Managers, the Funds and their respective affiliates in connection with the Transactions and the Services rendered under this Agreement, or in order to make SEC and other legally required filings relating to the Managers’ or the Funds’ ownership of capital stock of the Company or its successor, or otherwise incurred by the Managers, the Funds and their respective affiliates from time to time in the future in connection with the Services, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by the Managers, the Funds or any of their respective affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained by the Managers, the Funds or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with its or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same day funds to the bank account designated by the relevant Manager or its relevant affiliate within 30 days following written request for reimbursement in accordance with this Agreement, together with reasonable supporting documentation thereof, to the account indicated to the Company by the relevant payee.

SECTION 6. Indemnification. The Company agrees to indemnify and hold harmless the Managers, their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with (including prior to the Effective Time) the Services contemplated by this Agreement or the engagement of the Managers pursuant to, and the performance by the Managers of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by (or on behalf of) the Company. The Company agrees to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party will be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if and to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 7. Accuracy of Information. The Company will furnish or cause to be furnished to the Managers such information as the Managers believes reasonably appropriate to its monitoring, advisory and consulting services hereunder and to comply with SEC or other legal requirements relating to the ownership by the Funds of the capital stock of the Company (all such information so furnished, the “Information”), provided that no Manager shall be entitled to receive more Information than it is entitled to receive from the Company pursuant to the Limited Liability Company Agreement for LYN Holdings LLC. The Company recognizes and confirms that the Managers (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

SECTION 8. Term of Agreement. This agreement will be effective (the “Effective Date”) as of the Closing (as defined in the Merger Agreement). At the Effective Date, the Company will make the payments to the Managers pursuant to Sections 1 and 4 by wire transfer of immediately available funds to the bank accounts designated by the Managers in writing prior to the Effective Date. This Agreement will continue until the “Termination Date” with respect to each Manager, which is the earliest of (a) the date on which such Manager owns, directly or indirectly, less than 5% of the number of shares of common stock then outstanding, (b) when the period covered by the prepayment of the Advisory Fees in accordance with Section 4(d) ends and (c) such earlier date as the Company and such Manager may mutually agree upon, except that Section 4 will remain in effect after that with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date but have not been paid to any Manager in accordance with Section 4. The provisions of Sections 4(b), 4(d), 6, 7 and 9 will survive the termination of this Agreement.

SECTION 9. Permissible Activities. Subject to applicable law, nothing herein will in any way preclude any Manager, its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 10. Miscellaneous. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

If to the Lightyear Manager:

Lightyear Capital, LLC 375 Park Avenue New York, NY 10152 Attention: Lori J. Forlano Facsimile: (212) 358-0516

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Caroline B. Gottschalk
Facsimile:	(212) 455-2502
E-Mail:	cgottschalk@stblaw.com

If to the Norwest Manager:

Norwest Equity Partners VIII, LP
80 South 8th St.
3600 IDS Center
Minneapolis, MN 55402
Attention:	John P. Whaley
Todd Solow
Facsimile:	(612) 215-1601

If to the GE Manager:

General Electric Pension Trust
c/o GE Asset Management Incorporated
3001 Summer Street
Stamford, CT 06905
Attention:	Dave Wiederecht
Daniel L. Furman
Fax:	(203) 326-4073
(203) 356-3215
Email:	david.wiederecht@corporate.ge.com
daniel.furman@corporate.ge.com

If to Parent or Acquisition:

Neff Corp
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178
Attention:	Mark Irion, Chief Financial Officer
Facsimile:	(305) 513-4155
E-Mail:	mirion@neffcorp.com

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) This Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating to the subject matter of this Agreement.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted assigns and their respective successors, but may not be assigned by any party without the prior written consent of the others; provided, however, that each Manager may elect to have its obligations hereunder performed in whole or in part by any other entity that is an affiliate of such Manager, and each Manager may direct that any compensation (including all or a portion of the Advisory Fee) and reimbursement of expenses be paid to the affiliate performing the services hereunder with respect thereto. Subject to the next sentence, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Funds and their affiliates and that each Manager’s, the Funds’ and their respective affiliates’ partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 5 and 6 of this Agreement.

(f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

NEFF CORP.

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

LIGHTYEAR CAPITAL LLC

By:	/s/ Tim Kacani
Name:	Tim Kacani
Title:	Chief Financial Officer

NORWEST EQUITY PARTNERS VIII, LP

By:	ITASCA PARTNERS VIII, LP
Its General Partner

By:	/s/ John L. Thomson
Name:	John L. Thomson
Title:	Member

GENERAL ELECTRIC PENSION TRUST

By:	GE Asset Management Incorporated,
its Investment Manager

By:	/s/ David W. Wiederecht
Name:	David W. Wiederecht
Title:	Vice President

SCHEDULE A

Manager	Annual Advisory Fee
Lightyear Manager	$2,000,000

Norwest Manager	$250,000

GE Manager	$250,000